FOR IMMEDIATE RELEASE Brendan Foley to succeed Lawrence Kurzius as Chairman of the Board for McCormick & Company HUNT VALLEY, Md., November 25, 2024 – Lawrence E. Kurzius, Executive Chairman of the Board of McCormick & Company, Incorporated (NYSE: MKC), a global leader in flavor, announced that he will end his eight years of service as Chairman on December 31, 2024. Mr. Kurzius will continue as a Board member for McCormick, where he was employed for 22 years. He will not stand for re-election at the Company’s annual shareholder meeting in March 2025. Mr. Kurzius transitioned the Chief Executive Officer responsibilities to Brendan Foley in September 2023 and continued to serve as Executive Chairman since that time. McCormick’s Board of Directors has appointed Brendan Foley, the Company’s President and Chief Executive Officer, to succeed Mr. Kurzius as Chairman, in addition to his current duties, effective January 1, 2025. “Transitioning the role of Chairman of the Board for McCormick is in keeping with the Board’s succession plan at the executive level and my personal plans for retirement. We have a highly experienced team of executives with deep expertise in the consumer products industry and a passion for our business. I am confident that this talented team will continue to drive our strong performance in the years to come,” said Mr. Kurzius. During his 10-year career with McCormick, Mr. Foley has been a key leader for the Company serving as a member of the Management Committee, the Company's highest executive leadership team since 2015. He has held roles of increasing responsibility, including President U.S. Consumer; President North America; President Global Consumer, Americas, and Asia; President and Chief Operating Officer, and his current role as President and Chief Executive Officer. Prior to joining McCormick, Mr. Foley worked for H.J. Heinz and General Mills, Inc. “Lawrence has been a transformational leader and a great mentor,” said Mr. Foley. “We deeply appreciate his entrepreneurial spirit, innovative thinking, and growth-oriented vision for the Company. Together we executed on our proven strategies, enabling us to strengthen our global flavor leadership, deliver differentiated performance, and drive shareholder value. I look forward to continuing to advance our leadership in flavor and I am confident we have the right team and engaged employees globally to deliver on our long-term objectives.”

About McCormick McCormick & Company, Incorporated is a global leader in flavor. With over $6.5 billion in annual sales across 150 countries and territories, we manufacture, market, and distribute herbs, spices, seasonings, condiments and flavors to the entire food and beverage industry including retailers, food manufacturers and foodservice businesses. Our most popular brands with trademark registrations include McCormick, French’s, Frank’s RedHot, Stubb’s, OLD BAY, Lawry’s, Zatarain’s, Ducros, Vahiné, Cholula, Schwartz, Kamis, DaQiao, Club House, Aeroplane, Gourmet Garden, FONA and Giotti. The breadth and reach of our portfolio uniquely position us to capitalize on the consumer demand for flavor in every sip and bite, through our products and our customers' products. We operate in two segments, Consumer and Flavor Solutions, which complement each other and reinforce our differentiation. The scale, insights, and technology that we leverage from both segments are meaningful in driving sustainable growth. Founded in 1889 and headquartered in Hunt Valley, Maryland USA, McCormick is guided by our principles and committed to our Purpose – To Stand Together for the Future of Flavor. McCormick envisions A World United by Flavor where healthy, sustainable, and delicious go hand in hand. To learn more, visit: www.mccormickcorporation.com or follow McCormick & Company on Instagram and LinkedIn. # # # For information contact: Global Communications: Lori Robinson - lori_robinson@mccormick.com